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                                                                    EXHIBIT 10.1


[LOGO] BANK OF AMERICA NT & SA                           BUSINESS LOAN AGREEMENT

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This Agreement dated as of July 30, 1998 is between Bank of America NT & SA
(the "Bank") and Coffee People, Inc. (the "Borrower").

1.      FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS

1.1     LINE OF CREDIT AMOUNT.

(a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Facility No. 1 Commitment") is Five Hundred Thousand Dollars ($500,000).

(b) This is a revolving line of credit with a within line facility for standby letters of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c) The Borrower agrees not to permit the outstanding principal balance of the line of credit plus the outstanding amounts of any standby letter(s) of credit to exceed the Facility No. 1 Commitment.

1.2     AVAILABILITY PERIOD.

        The line of credit is available between the date of this Agreement and August 1, 1999 (The "Facility No. 1 Expiration Date") unless the Borrower is in default.

1.3     INTEREST RATE.

(a)     The interest rate is the Reference Rate plus .50 percentage points.

(b) The Reference Rate is the rate of interest publicly announced from time to time by Bank as its Reference Rate. The Reference Rate is set based on various factors, including Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Reference Rate.

1.4     REPAYMENT TERMS.

(a) The Borrower will pay interest on July 1, 1998, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

(b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Facility No. 1 Expiration Date.

1.5     LETTERS OF CREDIT. This line of credit may be used for financing:

        (i) standby letters of credit with a maximum maturity of 365 days but not to extend beyond the Facility No. 1 Expiration Date.

        (ii) the amount of outstanding letters of credit, including amounts drawn on letters of credit and not yet reimbursed, may not exceed at any one time One Hundred Thousand Dollars ($100,000).



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The Borrower agrees:

(a) any sum owed to the Bank under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(b) if there is a default under this Agreement, to immediately prepay and make the bank whole for any outstanding letters of credit.

(c) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(d) to sign the Bank's form Application and Agreement for Standby Letter of Credit.

(e) to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

2.   FACILITY NO. 2: TERM LOAN AMOUNT AND TERMS

2.1 OUTSTANDING TERM LOAN. There is outstanding from the Bank to the Borrower a term loan in the original principal amount of Two Hundred Seven Thousand
Dollars ($207,000). This term loan is currently subject to the terms and conditions of Facility No. 2 of the Business Loan Agreement dated September
4, 1996, as amended. As of the date of this Agreement, the term loan shall be deemed to be outstanding under Facility No. 2 of this Agreement, and shall be subject to all the terms and conditions stated in this Agreement.

2.2  INTEREST RATE. The interest rate is fixed at 9.00 percent.

2.3  REPAYMENT TERMS.

(a) The Borrower will pay all accrued but unpaid interest on July 1, 1998, and then monthly thereafter and upon payment in full of the principal of the loan.

(b) The Borrower will repay principal in 2 successive monthly installments of Five Thousand Seven Hundred Fifty Dollars ($5,750) starting July 1, 1998. On August 1, 1998, the Borrower will repay the remaining principal balance plus any interest then due.

(c) The Borrower may repay the loan in full or in part at any time. The prepayment will be applied to the most remote installment of principal due under the Facility No. 2 Commitment.

3.   FACILITY NO. 3: TERM LOAN AMOUNT AND TERMS

3.1 OUTSTANDING TERM LOAN. There is outstanding from the Bank to the Borrower a term loan in the original principal amount of Six Million Dollars ($6,000,000). This term loan is currently subject to the terms and conditions of Facility No. 3 of the Business Loan Agreement dated September 4, 1996, as amended. As of the date of this Agreement, the term loan shall be deemed to be outstanding under Facility No. 3 of this Agreement, and shall be subject to all the terms and conditions stated in this Agreement.

3.2  INTEREST RATE.

(a) Unless the Borrower elects an optional interest rate as detailed below, the interest rate is the Reference Rate plus .50 percentage points.

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3.3  REPAYMENT TERMS.

(a) The Borrower will pay interest on the July 1, 1998, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

(b) The Borrower will repay principal in 47 successive equal monthly installments starting July 1, 1998. On May 1, 2002, the Borrower will repay the remaining principal balance plus any interest then due.

(c) The Borrower may prepay the loan in full or in part at any time. The prepayment will be applied to the most remote installment of principal due under this Agreement.

3.4 OPTIONAL INTEREST RATES. Instead of the interest rate based on the Reference Rate, the Borrower may elect to have all or portions of the loan bear interest at the rate(s) described below during an interest period agreed to by the Bank and the Borrower. Each interest rate is a rate per year. Interest will be paid on the last day of each interest period, and on the first day each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion.

3.5 LONG TERM RATE. The Borrower may elect to have all or portions of the principal balance of the loan bear interest at the Long Term Rate, subject to the following requirements:

(a) The interest period during which the Long Term Rate will be in effect will be one year or more.

(b) The "Long Term Rate" means the fixed interest rate the Bank and the Borrower agree will apply to the portion during the applicable interest period.

(c) Each Long Term Rate portion will be for an amount not less than One Hundred Thousand Dollars ($100,000).

(d) Any portion of the principal balance of the loan already bearing interest at the Long Term Rate will not be converted to a different rate during its interest period.

(e) The Borrower may prepay the Long Term Rate portion in whole or in part in the minimum amount of Five Hundred Thousand Dollars ($500,000). The Borrower will give the Bank irrevocable written notice of the Borrower's intention to make the prepayment, specifying the date and amount of the prepayment. The notice must be received by the Bank at least 5 banking days in advance of the prepayment. All prepayments of principal on the Long Term Rate portion will be applied on the most remote principal installment or installments then unpaid.

(f) Each prepayment of a Long Term Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by payment of all accrued interest on the amount of the prepayment and the prepayment fee described below.

(g) The prepayment fee will be the sum of fees calculated separately for each Prepaid Installment, as follows:

     (i) The Bank will first determine the amount of interest which would have accrued each month for the Prepaid Installment had it remained outstanding until the applicable Original Payment Date, using the Long Term Rate;

     (ii) The Bank will then subtract from each monthly interest amount determined in (i), above, the amount of interest which would accrue for that Prepaid Installment if it were reinvested from the date of prepayment through the Original Payment Date, using the following rate:


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          (A)  If the Original Payment Date is more than 5 years after the date of prepayment: the Treasury Rate plus one-quarter of one percentage point;

          (B) If the Original Payment Date is 5 years or less after the date of prepayment: the Money Market Rate.

     (iii) If (i) minus (ii) for the Prepaid Installment is greater than zero, the Bank will discount the monthly differences to the date of prepayment by the rate used in (ii) above. The sum of the discounted monthly differences is the prepayment fee for that Prepaid Installment.

(h) The following definitions will apply to the calculation of the prepayment fee:

     "Money Market" means the domestic certificate of deposit market, the eurodollar deposit market or other appropriate money market selected by the Bank.

     "Money Market Rate" means the fixed interest rate per annum which the Bank determines could be obtained by reinvesting a specified Prepaid Installment in the Money Market from the date of prepayment through the Original Payment Date.

     "Original Payment Dates" mean the dates on which principal of the Long Term Rate portion would have been paid if there had been no prepayment. If a portion of the principal would have been paid later than the end of the interest period in effect at the time of prepayment, then the Original Payment Date for that portion will be the last day of the interest period.

     "Prepaid Installment" means the amount of the prepaid principal of the Long Term Rate portion which would have been paid on a single Original Payment Date.

     "Treasury Rate" means the interest rate yield for U.S. Government Treasury Securities which the Bank determines could be obtained by reinvesting a specified Prepaid Installment in such securities from the date of prepayment through the Original Payment Date.

(i) The Bank may adjust the Treasury Rate and Money Market Rate to reflect the compounding, accrual basis, or other costs of the Long Term Rate portion. Each of the rates is the Bank's estimate only and the Bank is under no obligation to actually reinvest any prepayment. The rates will be based on information from either the Telerate or Reuters information services, The Wall Street Journal, or other information sources the Bank deems appropriate.

3.6 OFFSHORE RATE. The Borrower may elect to have all or portions of the principal balance of the loan bear interest at the Offshore Rate, subject to the following requirements:

(a) The "Offshore Rate" means the interest rate the Bank and the Borrower agree will apply to the portion during the applicable interest period.

(b) The interest period during which the Offshore Rate will be in effect will be no shorter than 30 days and no longer than one year. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

(c) Each Offshore Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(d) The Borrower may not elect an Offshore Rate with respect to any portion of the principal balance of the loan which is scheduled to be repaid before the last day of the applicable interest period.

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(e)   Any portion of the principal balance of the loan already bearing interest at the Offshore Rate will not be converted to a different rate during its interest period.

(f) Each prepayment of an Offshore Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which:

      (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest periods, exceeds

      (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the offshore dollar market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

(g) The bank will have no obligation to accept an election for an Offshore Rate portion if any of the following described events has occurred and is continuing:

      (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an Offshore Rate portion are not available in the offshore Dollar inter-bank market; or

      (ii) the Offshore Rate does not accurately reflect the cost of an Offshore Rate portion.

4.    EXPENSES

4.1   REIMBURSEMENT COSTS.

(a) The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

(b) The Borrower agrees to reimburse the Bank for the cost of periodic audits and appraisal of the real and personal property collateral securing this Agreement, at such intervals as the Bank may reasonably require. The audits and appraisals may be performed by employees of the Bank or by independent appraisers.

5.    COLLATERAL

5.1 PERSONAL PROPERTY. The Borrower's obligations to the Bank under this Agreement will be secured by personal property the Borrower now owns or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by the Borrower. In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the Federal Truth in Lending law, unless the Borrower has otherwise agreed in writing). All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.

(a)   Machinery, and equipment.

(b)   Inventory.

(c)   Receivables.

(d)   Patents, trademarks and other general intangibles.

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6.      DISBURSEMENTS, PAYMENTS AND COSTS

6.1 REQUEST FOR CREDIT. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

6.2 DISBURSEMENTS AND PAYMENTS. Each disbursement by the Bank and each payment by the Borrower will be:

(a) made at the Bank's branch (or other location) selected by the Bank from time to time;

(b) made for the account of the Bank's branch selected by the Bank from time to time;

(c) made in immediately available funds, or such other type of funds selected by the Bank;

(d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

6.3     TELEPHONE AUTHORIZATION.

(a) The Bank may honor telephone instructions for advances or repayments, or for the designation of optional interest rates given by the individual signer(s) of this Agreement, or a person or persons authorized by the signer(s) of this Agreement.

(b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 21164-04338, or such other accounts with the Bank as designated in writing by the Borrower.

(c) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) for, from and against all liability, loss, and costs in connection with any act resulting from telephone instructions it reasonably believes are made by a signer of this Agreement or a person authorized by a signer. This indemnity and excuse will survive this Agreement's termination.

6.4     DIRECT DEBIT (PRE-BILLING)

(a) The Borrower agrees that the Bank will debit the Borrower's deposit account number 21164-04338 (the "Designated Account") on the date each payment of principal and interest and any fees from the Borrower becomes due (the "Due Date"). If the Due Date is not a banking day, the Designated Account will be debited on the next banking day.

(b) Approximately 5 days prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount of principal due and interest accrued (collectively, the "Accrued Amount").

        If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

        (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.


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     (ii) If the Billed Amount is more than the Accrued Amount, the Billed
          Amount for the following Due Date will be decreased by the amount of the discrepancy.

     Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

(d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

6.5 BANKING DAYS. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in Oregon and banks are open for business in California. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

6.6 TAXES. The Borrower will not deduct any taxes from any payments it makes to the Bank. If any government authority imposes any taxes or charges on any payments made by the Borrower, the Borrower will pay the taxes or charges. Upon request by the Bank, the Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date. However, the Borrower will not pay the Bank's net income taxes.

6.7 ADDITIONAL COSTS. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

(a)  any reserve or deposit requirements; and

(b) any capital requirements relating to the Bank's assets and commitments for credit.

6.8 INTEREST CALCULATION. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

6.9 INTEREST ON LATE PAYMENTS. At the Bank's sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at the Reference Rate plus .50 percentage points. This may result in compounding of interest.

6.10 DEFAULT RATE. Upon the occurrence and during the continuation of any default under this Agreement, advances under this Agreement will at the option of the Bank bear interest at a rate per annum which is 2.0 percentage points higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any event of default.

7.   CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this
Agreement:

7.1 AUTHORIZATIONS. Evidence that the execution, delivery and performance by the Borrower and each guarantor or subordinating creditor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.


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7.2  SECURITY AGREEMENT. Signed original security agreements, financing statements and fixture filings (together with collateral in which the Bank requires a possessory security interest), which the Bank requires.

7.3 EVIDENCE OF PRIORITY. Evidence that security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing.

7.4 GUARANTIES. Guaranties signed by Gloria Jeans, Inc., Edglo Enterprises, Inc., Gloria Jean's Gourmet Coffees Corp., and Gloria Jean's Gourmet Coffees Franchising Corp., each in the amount of Five Million Four Hundred Thousand dollars ($5,400,000).

7.5 SUBORDINATION AGREEMENTS. Subordination agreements in favor of the Bank signed by The Second Cup Ltd. for any facility provided by The Second Cup Ltd. to Borrower as allowed under Paragraph 9.6(f).

7.6 INTERCREDITOR AGREEMENT. An intercreditor agreement between the Bank and Gary Talboy establishing the Bank's lien priority.

7.7  OTHER ITEMS. Any other items that the Bank reasonably requires.

8.   REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation:

8.1 ORGANIZATION OF BORROWER. The Borrower is a corporation duly formed and existing under the laws of the state where organized.

8.2 AUTHORIZATION. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

8.3 ENFORCEABLE AGREEMENT. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid and binding and enforceable.

8.4 GOOD STANDING. In each state in which the Borrower does business, it is properly licensed, in existence and in good standing, and, where required, in compliance with fictitious name statutes.

8.5 NO CONFLICTS. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

8.6 FINANCIAL INFORMATION. All financial and other information that has been or will be supplied to the Bank is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrower's and any guarantor's financial condition.

(b)  in form and content required by the Bank.

(c)  in compliance with all government regulations that apply.

8.7 LAWSUITS. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower or any guarantor which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

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8.8   COLLATERAL. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others.

8.9 PERMITS, FRANCHISES. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged without conflict with the right of others.

8.10 OTHER OBLIGATIONS. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

8.11 INCOME TAX RETURNS. Neither the Borrower has no Knowledge of any pending assessments or adjustments of its income tax for any year, except as have been disclosed in writing to the Bank.

8.12 NO EVENT OF DEFAULT. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

8.13 YEAR 2000 COMPLIANCE. The Borrower has conducted a comprehensive review and assessment of the Borrower's and each guarantor's computer applications and made inquiry of the Borrower's key suppliers, vendors and customers with respect to the "year 2000 problem" (that is, the risk that computer applications may not be able to properly perform date-sensitive functions after December 31, 1999) and, based on that review and inquiry, the Borrower does not believe the year 2000 problem will result in a material adverse change in the Borrower's business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

9.    COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

9.1   USE OF PROCEEDS.

(a)   FACILITY NO. 1.   To use the proceeds of the credit only for working
      capital.

(b)   FACILITY NO. 2.   To use the proceeds of the credit only to pay off an
      existing shareholder loan.

(c)   FACILITY NO. 3.   To use the proceeds of the credit only for the
      acquisition of the Coffee Plantation chain in Arizona.

9.2 FINANCIAL INFORMATION. To provide the following financial information and statements and such additional information as requested by the Bank from time to time:

(a) Within 120 days of the Borrower's fiscal year end, the Borrower's annual financial statements. These financial statements must be audited by a Certified Public Accountant ("CPA") acceptable to the Bank. The statements shall be prepared on a consolidating and consolidated basis and shall be accompanied by a certificate of compliance in form and content acceptable to the Bank.

(b) Within 45 days of the period's end, the Borrower's consolidating and consolidated quarterly financial statements accompanied by a certificate of compliance in form and content acceptable to the Bank. These financial statements may be Borrower prepared.

(c) Within 90 days of the Borrower's fiscal year end, the Borrower's annual financial forecast for the current fiscal year.


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9.3   CURRENT RATIO. To maintain a ratio of current assets to current liabilities of at least 1.50:1.0.

9.4 TOTAL LIABILITIES TO TANGIBLE NET WORTH. To maintain a ratio of total liabilities to tangible net worth not exceeding 1.0:1.0.

"Total liabilities" means the sum of current liabilities plus long term liabilities.

"Tangible net worth" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expense, and other like intangibles) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

9.5 EBITDA TO DEBT SERVICE RATIO. To maintain a ratio of EBITDA to Debt Service of at least 3.00:1.0 on a quarterly basis beginning with the Borrower's third fiscal quarter of its 1999 fiscal year.

"EBITDA" is defined as Earnings Before Interest, Taxes, Depreciation and Amortization.

"Debt Service" is defined as the current portion of long term debt (from all debt sources) as of the last day of the period being measured, plus interest expense from the current quarter and each of the 3 immediately preceding quarters, except for the initial calculation.

Beginning with Borrower's third fiscal quarter of 1999, this ratio will initially be calculated by using the independent sums of EBITDA and interest expense as of that quarter and the prior two quarters, with each multiplied by
1.33. Each quarter thereafter, this ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters on a rolling 4 quarter basis.

9.6 OTHER DEBTS. Not to have outstanding or incur any direct or contingent debts (other than those to the Bank and its affiliates), or become liable for the debts of others without the Bank's written consent. This does not prohibit:

(a)   Acquiring goods, supplies, or merchandise on normal trade credit.

(b)   Endorsing negotiable instruments received in the usual course of business.

(c)   Obtaining surety bonds in the usual course of business.

(d) Debts and lines of credit in existence on the date of this Agreement disclosed in writing to the Bank in the Borrower's financial statement dated December 31, 1997, and in Gloria Jean's Inc.'s consolidated financial statements as of December 31, 1997.

(e) Additional debts for the acquisition of fixed or capital assets, to the extent permitted elsewhere in this Agreement.

(f) Additional debts for business purposes provided by majority owner, The Second Cup Ltd., to be subordinated to the Bank's debt, which is not to exceed a total principal amount of Four Million Dollars ($4,000,000) outstanding at any one time.

9.7 OTHER LIENS. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a) Deeds of trust and security agreements in favor of the Bank and its affiliates.

(b)   Liens for taxes not yet due.

(c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

(d) Additional purchase money security interests in personal or real property acquired after the date of this Agreement.

9.8 CAPITAL EXPENDITURES. Not to spend or incur obligations for more than Five Million Dollars ($5,000,000) in any single fiscal year to acquire fixed or capital assets excluding all acquisition related capital expenditures financed through long term sources or through non-cash transactions.

9.9 CHANGE IN OWNERSHIP. Not to cause, permit or suffer any change, direct or indirect, in the Borrower's capital ownership that would allow an outside entity or current minority owner to obtain a controlling interest in the Borrower.

9.10 OUT OF DEBT PERIOD. To repay any advances in full, and not to draw any additional advances on its revolving line of credit, for a period of at least 30 consecutive days in each line-year. "Line-year" means the period between August 2, 1997, and August 1, 1998, and each subsequent one-year period (if any).

9.11 NOTICES TO BANK. To promptly notify the Bank in writing of:

(a) any lawsuit over Two Hundred Fifty Thousand Dollars ($250,000) against the Borrower or any guarantor.

(b) any substantial dispute between the Borrower or any guarantor and any government authority.

(c)  any failure to comply with this Agreement.

(d)  any material adverse change in the Borrower's condition or operations.

(e) any change in the Borrower's or any guarantor's name, address or legal structure.

9.12 BOOKS AND RECORDS. To maintain adequate books and records.

9.13 AUDITS. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

9.14 COMPLIANCE WITH LAWS. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

9.15 PRESERVATION OF RIGHTS. To maintain and preserve all rights, privileges, and franchises the Borrower now has.

9.16 MAINTENANCE OF PROPERTIES. To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

9.17 PERFECTION OF LIENS. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

9.18 COOPERATION. To take any action requested by the Bank to carry out the intent of this Agreement.

9.19 INSURANCE.

(a) INSURANCE COVERING COLLATERAL. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(b) GENERAL BUSINESS INSURANCE. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's business.

(c) EVIDENCE OF INSURANCE. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

9.20 ADDITIONAL NEGATIVE COVENANTS. Not to, without the Bank's written consent:

(a) engage in any business activities substantially different from the Borrower's or any guarantor's present business.

(b)  liquidate or dissolve the Borrower's business.

(c) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination.

(d) lease, or dispose of all or a substantial part of the Borrower's business or the Borrower's assets.

(e) acquire or purchase a business or its assets, or any combination thereof, amounting to more than Five Million Dollars ($5,000,000).

(f) sell or otherwise dispose of any assets for less than fair market value, or enter into any sale and leaseback agreement covering any of its fixed or capital assets.

(g) make any payments other than regular scheduled monthly payments on the indebtedness evidenced by a promissory note dated January 4, 1993, in the original principal amount of $245,000 between Borrower as debtor and Gary Talboy as creditor.

10.  DEFAULT

If any of the following events occur, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If a bankruptcy petition is filed with respect to the Borrower, the entire debt outstanding under this Agreement will automatically become due immediately.

10.1 FAILURE TO PAY. The Borrower fails to make a payment under this Agreement when due.

10.2 NON-COMPLIANCE. The Borrower or any guarantor fails to meet the conditions of, or fails to perform any obligation under:

(a)  this Agreement,

(b)  any other agreement made in connection with this loan, or

(c) any other agreement by Borrower or any guarantor has with the Bank or any affiliate of the Bank.

10.3 CROSS-DEFAULT. Any default occurs under any agreement in connection with any credit the Borrower or any guarantor has obtained from anyone else or which the Borrower or any guarantor has guaranteed.

10.4 LIEN PRIORITY. The bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this loan.

10.5 FALSE INFORMATION. The Borrower has given the Bank false or misleading information or representations.

10.6 BANKRUPTCY. The Borrower or any guarantor files a bankruptcy petition, a bankruptcy petition is filed against the Borrower or any guarantor, or the Borrower or any guarantor makes a general assignment for the benefit of creditors.

10.7 RECEIVERS. A receiver or similar official is appointed for the Borrower's or any guarantor's business, or the business is terminated.

10.8 LAWSUITS. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower or any guarantor in an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) or more in excess of any insurance coverage.

10.9 JUDGMENTS. Any judgments or arbitration awards are entered against the Borrower or any guarantor, or the Borrower or any guarantor enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) or more in excess of any insurance coverage.

10.10 GOVERNMENT ACTION. Any government authority takes action that the Bank believes materially adversely affects the Borrower's or any guarantor's financial condition or ability to repay.

10.11 DEFAULT UNDER GUARANTY OR SUBORDINATION AGREEMENT. Any guaranty, subordination agreement, security agreement, deed of trust, or other document required by this Agreement is violated or no longer in effect.

10.12 MATERIAL ADVERSE CHANGE. A material adverse change occurs, or is reasonably likely to occur, in the Borrower's or any guarantor's business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

11. ENFORCING THIS AGREEMENT; MISCELLANEOUS

11.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applies.

11.2 OREGON LAW. This Agreement is governed by Oregon law.

11.3 SUCCESSORS AND ASSIGNS. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

11.4    ARBITRATION.

(a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

        (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

        (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

        (iii)   Any violation of this Agreement; or

        (iv) Any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

(b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by Oregon law.

(c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

(d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

(e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

(f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

(g)     This provision does not limit the right of the Borrower or the Bank to:

        (i)     exercise self-help remedies such as setoff;

        (ii) foreclose against or sell any real or personal property collateral; or

        (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

                (A)     a provisional or interim remedy; and/or

                (B)     additional or supplementary remedies.

(h) The pursuit of or a successful action for provisional, interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit.

(i) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

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                                      -14-

11.5 SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

11.6 COSTS. If the Bank incurs any expenses in connection with enforcing this Agreement or administering this Agreement (including in connection with extending, amending, renewing or modifying this Agreement), or if the Bank takes collection action under this Agreement, it is entitled to costs and reasonable attorneys' fees, including any allocated costs of in-house counsel.

11.7 ATTORNEYS' FEES. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees (including any allocated costs of in-house counsel) incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator (and not by a jury). Such costs and attorneys' fees shall include, without limitation, those incurred on any appeal, as determined by the appellate court, and any anticipated costs and attorneys' fees to pursue or collect any judgement.

11.8 ONE AGREEMENT. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit; and

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

11.9 EXCHANGE OF INFORMATION. The Borrower agrees that the Bank may exchange financial information about the Borrower with BankAmerica Corporation affiliates and other related entities.

11.10 NOTICES. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

11.11 HEADINGS. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

11.12 WRITTEN AGREEMENTS. Under Oregon Law, most agreements, promises and commitments made by the Bank after October 3, 1989, concerning loans and other credit extensions which are not for personal, family or household purposes or secured solely by the borrower's residence must be in writing, express consideration and be signed by that Bank to be enforceable.

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

This Agreement is executed as of the date stated at the top of the first page.

[BofA LOGO]

BANK OF AMERICA NT & SA                 COFFEE PEOPLE, INC.


X /s/ ED KLOSS                          X /s/ MARK J. ARCHER
  -----------------------------------     -------------------------------------
By:    Ed Kloss                         By:    Mark J. Archer
Title: Vice President                   Title: Executive Vice President and CFO

Address where notices to the Bank       Address where notices to the Bank
are to be sent:                         are to be sent:

Oregon Commercial Banking Office #2089  11480 Commercial Parkway
PO Box 6400                             Castroville, California 95012
Portland, Oregon 97228















































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